EXHIBIT 5


                                December 15, 1998


The Board of Directors
Comtech Telecommunications Corp.
105 Baylis Road
Melville, New York 11747


Dear Sirs/Madams:

         We are acting as counsel to Comtech Telecommunications Corp., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company under the Securities Act of 1933 and the rules and regulations thereunder, relating to the registration of an additional 450,000 shares (the "Shares") of Common Stock, par value $.10 per share, of the Company. The Shares are issuable by the Company pursuant to the execution of stock options (the "Options") of the Company pursuant to an amendment of the Company's 1993 Incentive Stock Option Plan (as amended, the "Incentive Plan").

         As such counsel, we have participated in the preparation of the Registration Statement, and have reviewed the corporate proceedings in connection with the adoption of the Plans and have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements, and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper and necessary as a basis for rendering this opinion.

         Based upon, and subject to, the foregoing, we are of the opinion that the Shares are duly authorized and, upon issuance pursuant to the exercise of the Options in accordance with the terms of the Plan against payment of the exercise price therefor as provided under the Plan will be, validly issued, fully paid, and non-assessable.


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